Exhibit 99.1

Sprint Media Contact:	Nextel Media Contact:
James Fisher, 202-585-1947	Leigh Horner, 919-465-3712
james.fisher@mail.sprint.com	leigh.horner@nextel.com
SPRINT AND NEXTEL RECEIVE FEDERAL COMMUNICATIONS
COMMISSION APPROVAL FOR MERGER
OVERLAND PARK, Kan., and RESTON, Va. ¯ August 3, 2005 ¯ Sprint (NYSE: FON) and Nextel Communications Inc. (NASDAQ: NXTL) today announced that they have received Federal Communications Commission (FCC) approval for the companies’ pending merger transaction. This completes all required regulatory approvals for the merger, and the companies expect to close the merger shortly.
The proposed merger-of-equals between Sprint and Nextel was announced on Dec. 15, 2004 with a commitment to create Sprint Nextel — a leading communications provider that will offer a comprehensive range of innovative wireless and wireline products and services to consumer, business and government customers. After the completion of the merger, Sprint Nextel common stock will trade on the New York Stock Exchange under the ticker symbol “S.”
“We’d like to thank the Commissioners and staff at the FCC for the many long hours and thoughtful review they’ve given this proposed merger,” said Gary Forsee, chairman and CEO of Sprint. “Now that we have received the Commission’s approval, we can combine Sprint and Nextel. The combined company will enable us to bring stronger wireless competition to all customers, expand our portfolio of consumer devices and data services that focus on content, media and entertainment, and deliver enhanced business and government applications that truly bring to life the convergence model of tomorrow.”
“The FCC has agreed that uniting these two great companies is in the public’s interest,” commented Tim Donahue, president and CEO of Nextel. “When we complete the merger, Sprint Nextel will have unmatched wireless capabilities and a global IP network to provide consumers with high-value, integrated communications solutions to meet their needs. We are eager to get started.”
About Sprint
 Sprint offers an extensive range of innovative communication products and solutions, including global IP, wireless, local and multiproduct bundles. A FORTUNE 100 company with more than $27 billion in annual revenues in 2004, Sprint is widely recognized for developing, engineering and deploying state-of-the-art network technologies, including the United States’ first nationwide all-digital, fiber-optic network; an award-winning Tier 1 Internet backbone; and one of the largest 100-percent digital, nationwide wireless networks in the United States. For more information, visit www.sprint.com/mr.

About Nextel
 Nextel Communications, a FORTUNE 200 company based in Reston, Va., is a leading provider of fully integrated wireless communications services and has built the largest guaranteed all-digital wireless network in the country covering thousands of communities across the United States. Today 95 percent of FORTUNE 500 companies are Nextel customers. Nextel and Nextel Partners, Inc. currently serve 297 of the top 300 U.S. markets where approximately 264 million people live or work.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995
 A number of the matters discussed in this document that are not historical or current facts deal with potential future circumstances and developments, in particular, information regarding the combined company, including expected synergies resulting from the merger of Sprint and Nextel, future technology plans, and whether and when the transactions contemplated by the merger agreement will be consummated. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from actual future experience involving any one or more of such matters. Such risks and uncertainties include: any conditions imposed on the combined company in connection with consummation of the merger; the satisfaction of various other conditions to the closing of the merger contemplated by the merger agreement; and the risks that are described from time to time in Sprint’s and Nextel’s respective reports filed with the SEC, including each company’s annual report on Form 10-K for the year ended December 31, 2004 as amended, and their respective quarterly reports on Form 10-Q filed in 2005. This document speaks only as of its date, and Sprint and Nextel each disclaims any duty to update the information herein.
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